Exhibit 4.2

OBSIDIAN ENERGY LTD.

RESTRICTED AND PERFORMANCE SHARE UNIT PLAN

Originally dated as of September 24, 2009, as amended and restated as of January 1, 2011,

March 6, 2014, March 11, 2015, March 9, 2016, June 26, 2017 and July 30, 2020.

The board of directors of Obsidian Energy Ltd. (the “Corporation”) has adopted this Restricted and Performance Share Unit Plan (the “Plan”) governing the grant of Share Unit Awards (as defined herein) to Service Providers (as defined herein) to the Corporation and its Affiliates (as defined herein).

1.	Purposes and Background

The principal purposes of the Plan are as follows:

(a)	to incentivize, retain and attract qualified Service Providers that the Corporation and its Affiliates require;

(b)

to align the interests of the Service Providers with the interests of the Shareholders by (i) providing Service Providers with an element of compensation that is based on the market performance of the Shares and the amount of Dividends paid on such Shares, and (ii) providing Service Providers with a means to accumulate a financial interest in the Corporation; and

(c)

to promote a proprietary interest in the Corporation by such Service Providers and to encourage such persons to remain in the employ or service of the Corporation and its Affiliates and put forth maximum efforts for the success of the business and affairs of the Corporation and its Affiliates.

2.	Definitions

As used in this Plan, the following words and phrases shall have the meanings indicated:

(a)

“Adjustment Ratio” means, with respect to any Share Unit Award, the ratio used to adjust the number of Shares underlying such Share Unit Award and issuable on the applicable Payment Date, subject to and in accordance with the terms of the Plan; and, in respect of each Share Unit Award, the Adjustment Ratio shall initially be equal to one, and shall be cumulatively adjusted on a compounding basis thereafter by increasing the Adjustment Ratio on each Dividend Payment Date that occurs between the Grant Date and the Payment Date, as applicable, effective on the day following the corresponding Dividend Record Date, by an amount, rounded to the nearest six decimal places, equal to a fraction having as its numerator the value of the Dividend, expressed as an amount per Common Share, paid on that Dividend Payment Date, and having as its denominator the Fair Market Value of the Shares on that Dividend Payment Date;

(b)

“Administrator” means the Board, provided that if the Board delegates some or all of its administrative responsibilities under this Plan to a committee of the Board or one of its members pursuant to Section 3, then “Administrator” shall refer to such committee of the Board or Board member, where applicable;

(c)

“Affiliate” means a corporation, partnership or trust that is affiliated with the Corporation (within the meaning of the Securities Act (Alberta)), and for the purpose of this definition, a corporation, partnership or trust is affiliated with another corporation, partnership or trust if it directly or indirectly controls or is directly or indirectly controlled by that other corporation, partnership or trust through the ownership of securities;

(d)	“Black-Out Period” means a period of time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation;

(e)	“Board” means the board of directors of the Corporation as it may be constituted from time to time;

(f)

“Cessation Date” means, in respect of a Service Provider: (i) the date of the termination of, or the resignation from, active employment with or consultancy to the Corporation or an Affiliate, as the case may be, regardless of whether adequate or proper advance notice of termination or resignation shall have been provided in respect of such cessation of being a Service Provider; or (ii) the date of the Service Provider’s death. For greater certainty, a transfer of employment or consultancy between the Corporation and an Affiliate or between Affiliates shall not be considered an interruption or termination of the employment or consultancy of a Service Provider for any purpose of this Plan, unless otherwise determined by the Administrator;

(g)	“Change of Control” means:

(i)	a successful Takeover Bid; or

(ii)	a)	any change in the beneficial ownership or control of the outstanding securities or other interests of the Corporation which results in:

(I)	a person or group of persons “acting jointly or in concert” (within the meaning of NI 62-104); or

(II)	an affiliate or associate of such person or group of persons;

holding, owning or controlling, directly or indirectly, more than 50% of the outstanding voting securities or interests of the Corporation; and

b)

members of the Board who are members of the Board immediately prior to the earlier of such change and the first public announcement of such change cease to constitute a majority of the Board at any time within sixty days of such change; or

(iii)

the winding up of the Corporation or the sale, lease or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries (on a consolidated basis) to any other person or persons (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other securityholdings, as the case may be, in the continuing entity and the constitution of the board of directors or similar body of the continuing entity is such that the transaction would not be considered a “Change of Control” if paragraph (g)(ii) above was applicable to the transaction); or

(iv)	any determination by a majority of the Board that a Change of Control has occurred or is about to occur and any such determination shall be binding and conclusive for all purposes of this Plan;

(h)	“Continuing Entity” has the meaning set forth in Section 7 hereof;

(i)

“Corporate Performance Measures” for any Performance Period, means the performance measures to be taken into consideration in granting PSU Awards and determining the Payout Multiplier in respect of any PSU Award, which may include, without limitation, the following:

i.	Relative Total Shareholder Return;

ii.	recycle ratio;

iii.	activities related to the growth of the Corporation;

iv.	average production volumes of the Corporation;

v.	unit costs of production of the Corporation;

vi.	total proved reserves (on a net basis) of the Corporation;

vii.	key leading and lagging indicators of health, safety and environmental performance of the Corporation;

viii.	the execution of the Corporation’s strategic plan as determined by the Administrator; and

ix.	such additional or alternative measures as the Administrator, in its sole discretion, shall consider appropriate in the circumstances.

(j)

“Dividend” means a dividend declared and paid by the Corporation in respect of the Shares, whether payable in cash, Shares of other securities or other property, expressed as an amount per Share in Canadian dollars;

(k)	“Dividend Payment Date” means any date that a Dividend is paid to Shareholders;

(l)	“Dividend Record Date” means the applicable record date in respect of any Dividend used to determine the Shareholders entitled to receive such Dividend;

(m)	“Exchange” means the Toronto Stock Exchange;

(n)	“Expiry Date” has the meaning set forth in Subsection 6(c)(iv) hereof;

(o)

“Fair Market Value” with respect to a Share, as at any date, means the weighted average of the prices at which the Shares traded on the Exchange (or, if the Shares are not then listed and posted for trading on the Exchange or are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the Shares are then listed and posted for trading as may be selected for such purpose by the Administrator in its sole discretion, acting reasonably) for the five Trading Days immediately preceding such date. In the event that the Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Shares as determined by the Administrator in its sole discretion, acting reasonably and in good faith. If initially determined in United States dollars, the Fair Market Value shall be converted into Canadian dollars at an exchange rate selected and calculated in the manner determined by the Administrator from time to time acting reasonably and in good faith;

(p)

“Good Reason” shall mean any adverse change by the Corporation, on or following a Change of Control, without the agreement of a Grantee, in the duties, powers, rights, discretions, responsibilities, salary, title or lines of reporting, such that immediately after such change or series of changes, the responsibilities, status and compensation of the Grantee, taken as a whole, are not at least substantially equivalent to those assigned to the Grantee immediately prior to such change or series of changes

(q)	“Grant Date” means the date on which a Share Unit Award is granted;

(r)	“Grantee” has the meaning set forth in Section 4 hereof;

(s)	“Insider” means an insider of the Corporation, as defined in the applicable rules of the Exchange for this purpose;

(t)

“Leave of Absence” means a period of time during which a Service Provider continues to be a Service Provider notwithstanding that the Service Provider is not actively providing employment or other services to the Corporation or an Affiliate (including, without limitation, a Service Provider on a parental leave, an educational leave or a medical leave (and whether paid or unpaid)), and which period of time is designated as a “Leave of Absence” by the Administrator (in its sole and absolute discretion), provided however that such period of time must be in excess of 90 days to qualify as a Leave of Absence for the purposes of this Plan;

(u)

“Leave Ratio” means, with respect to any Share Unit Award, the ratio used to adjust the notional number of Shares to be issued on the applicable Payment Date pertaining to such Share Unit Award for periods of time that the Grantee of such Share Unit Award is on a Leave of Absence and, shall be an amount, rounded to the nearest six decimal places, equal to a fraction having as its numerator the total number of days between the date of grant of such Share Unit Award and the RSU Vesting Date or PSU Vesting Date, as applicable, that the Grantee has not been on a Leave of Absence (provided for clarity, that the first 90 days of a Leave of Absence shall be excluded from the numbers of days in the calculation), and having as its denominator, the total number of days between the Grant Date and the RSU Vesting Date or PSU Vesting Date, as applicable;

(v)	“NI 62-104” means National Instrument 62-104 – Take-Over Bids and Issuer Bids, as amended from time to time;

(w)	“Non-Management Director” means a director of the Corporation who is not also an employee of the Corporation or any Affiliate of the Corporation;

(x)

“Payment Date” means, with respect to any Share Unit Award, the date upon which the Corporation shall pay cash or issue Shares to the Grantee as payment of all or a portion of the Settlement Amount to which the Grantee is entitled pursuant to such Share Unit Award in accordance with the terms hereof;

(y)	“Payout Multiplier” means a number ranging from a minimum of zero (0) to a maximum of two (2);

(z)	“Performance Group” means, generally, public North American oil and gas issuers that are competitors of the Corporation;

(aa)

“Performance Period” means the period as designated by the Administrator applicable to a PSU Award made hereunder, subject to adjustment or modification pursuant to the terms and conditions of the Plan;

(bb)

“PSU Award” means an award under the Plan designated as a “PSU Award”, pursuant to which a cash payment shall be made or Shares shall be issued to the Grantee on the applicable Payment Date(s), determined subject to and in accordance with the terms and conditions of the Plan and which shall, unless otherwise determined by the Administrator, initially represent one notional Share;

(cc)

“PSU Vesting Date” means the date on which a PSU Award, or portion thereof, vests and becomes payable to a Grantee pursuant to the terms of Subsection 6(c)(ii) hereof, except as otherwise contemplated in the Plan;

(dd)

“Relative Total Shareholder Return” means the percentile rank, expressed as a whole number, of the Corporation’s Total Shareholder Return relative to returns calculated on a similar basis on equity securities of members of the Performance Group during the applicable Performance Period;

(ee)

“RSU Award” means an award under the Plan designated as a “RSU Award”, pursuant to which a payment shall be made or Shares shall be issued to the Grantee on the applicable Payment Date(s), determined subject to and in accordance with the terms and conditions of the Plan and which shall, unless otherwise determined by the Board, initially represent one notional Share;

(ff)

“RSU Vesting Date” means the date on which an RSU Award, or portion thereof, vests and becomes payable to a Grantee pursuant to the terms of the Plan as set forth in Subsection 6(c)(i) hereof, except as otherwise contemplated in the Plan;

(gg)	“Security Based Compensation Arrangement” has the meaning ascribed thereto in Part VI of the Company Manual of the Exchange, as amended from time to time;

(hh)

“Service Providers” means full-time or part-time employees and consultants of the Corporation and its Affiliates who are designated by the Administrator from time to time as eligible to participate in this Plan; for greater certainty, Non-Management Directors shall not be eligible to participate in this Plan;

(ii)	“Settlement Amount” has the meaning ascribed thereto in Section 6(d)(i);

(jj)	“Share Unit Award” means an RSU Award or PSU Award, as applicable, made pursuant to the Plan;

(kk)

“Share Unit Award Agreement” means a written agreement between the Corporation and the Grantee or an award letter or other confirmation from the Corporation evidencing a grant of RSU Awards or PSU Awards made pursuant to the Plan;

(ll)	“Shareholder” means a holder of Shares;

(mm)

“Shares” means common shares in the capital of the Corporation or, in the event of an adjustment contemplated by Section 7, such other securities resulting from such adjustment, and includes any securities of the Continuing Entity;

(nn)	“Subsidiary” has the meaning ascribed there in the Securities Act (Alberta);

(oo)

“Takeover Bid” means a “take-over bid” as defined in NI 62-104, pursuant to which the “offeror” would as a result of such takeover bid, if successful, beneficially own, directly or indirectly, in excess of 50% of the outstanding Shares;

(pp)

“Total Shareholder Return” means, with respect to any Performance Period, the total return to shareholders on Shares calculated using cumulative Dividends or other distributions on a reinvested basis (as such Dividends or other distributions occur) and the change in the trading price of the Shares on the Exchange over such period; and

(qq)

“Trading Day” means a day on which the Shares trade on the Exchange (or, if the Shares are not then listed and posted for trading on the Exchange or are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the Shares are then listed and posted for trading as may be selected for such purpose by the Board in its sole and absolute discretion).

3.	Administration

Subject to Section 10 hereof, the Administrator shall have the authority in its discretion, subject to and not inconsistent with the express provisions of this Plan, to administer this Plan and to exercise all the powers and authorities either specifically granted to it under this Plan or necessary or advisable in the administration of this Plan, including, without limitation, the authority to:

(a)	determine the Fair Market Value of the Shares on any date in accordance with the definition of Fair Market Value contained herein;

(b)	determine the Service Providers to whom, and the time or times at which, Share Unit Awards shall be granted;

(c)	determine the number of Share Unit Awards granted to each Service Provider, if any, and to grant Share Unit Awards;

(d)	prescribe, amend and rescind rules and regulations governing the operation of this Plan;

(e)

interpret and construe this Plan and to determine all questions arising out of this Plan and any Share Unit Award granted pursuant to this Plan (and any such interpretation, construction or determination made by the Administrator shall be final, binding and conclusive for all purposes on the Corporation and the Grantee);

(f)

determine the terms and conditions of Share Unit Award Agreements (which need not be identical) entered into in connection with the grant of Share Unit Awards and the form of documents or processes in respect of the payment of Share Unit Awards;

(g)	determine whether payment of vested Share Unit Awards are to be made in cash or Shares;

(h)	determine the Payment Date with respect to any Share Unit Award, subject to the provisions of this Plan;

(i)	determine the number of Shares to be referenced by each Share Unit Award;

(j)	determine all matters relating to the determination of the Performance Group (if any), the Performance Period and the Payout Multiplier to be applied to any grant of PSU Awards from time to time;

(k)	determine whether any vesting criteria shall apply to any particular Share Unit Award and, if so, to determine such vesting criteria; and

(l)	make all other determinations deemed necessary or advisable for the administration of this Plan.

The Administrator may delegate to one or more persons (including without limitation any committee of the Board or Board member) such administrative duties as it may deem advisable, and the Administrator or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility that the Administrator or such person may have under this Plan.

For greater certainty, and without limiting the discretion conferred on the Administrator pursuant to this Section 3, the Administrator’s decision to approve the grant of a Share Unit Award in any period to a Service Provider shall not require the Administrator to approve the grant of a Share Unit Award to any Service Provider in any other period; nor shall the Administrator’s decision with respect to the size or terms and conditions of a Share Unit Award in any period require it to approve the grant of a Share Unit Awards of the same or similar size or with the same or similar terms and conditions to any Service Provider in any other period; nor shall the Administrator’s determination to pay the Settlement Amount in respect of a particular Share Unit Award in cash or Shares, as the case may be, require the Administrator to determine that the same form of payment must be made in respect of any other Share Unit Award. The Administrator shall not be precluded from approving the grant of a Share Unit Award to any Service Provider solely because such Service Provider may previously have been granted a Share Unit Award under this Plan or any other similar compensation arrangement of the Corporation or an Affiliate. No Service Provider has any claim or right to be granted a Share Unit Award.

4.	Eligibility and Award Determination

Share Unit Awards may be granted by the Administrator from time to time, at its sole discretion, to Service Providers; provided, however, that the participation of a Service Provider in the Plan is voluntary. In determining the Service Providers to whom Share Unit Awards may be granted (“Grantees”) and the number of Share Unit Awards granted to a Service Provider, the Administrator may take into account such factors as it shall determine in its sole and absolute discretion including, if so determined by the Administrator, any one or more of the following factors:

(a)	compensation data obtained in respect of the Corporation’s peer group (as determined by the Administrator in its sole discretion) for positions that are comparable to those held by a Grantee;

(b)	the duties, responsibilities, position and seniority of a Grantee;

(c)	the individual contributions and potential contributions of a Grantee to the success of the Corporation;

(d)	any cash bonus payments paid or to be paid to a Grantee in respect of his or her individual contributions and potential contributions to the success of the Corporation;

(e)	the Fair Market Value of the Shares at the time of the grant of any Share Unit Awards; and

(f)	such other factors as the Administrator shall deem relevant in its sole discretion in connection with accomplishing the purposes of the Plan.

5.	Shares Subject to the Plan

Notwithstanding any other provision of this Plan:

a)

the number of Shares reserved that are available to be issued from time to time pursuant to granted and outstanding Share Unit Awards under this Plan shall not exceed 4.5% of the aggregate number of issued and outstanding Shares;

b)

the number of Shares issuable to Insiders of the Corporation, at any time, under all Security Based Compensation Arrangements, including this Plan, shall not exceed 10% of the issued and outstanding Shares; and

c)

the number of Shares issued to Insiders of the Corporation, within any one year period, under all Security Based Compensation Arrangements, including this Plan, shall not exceed 10% of the issued and outstanding Shares.

For the purposes of this Plan, any increase in the issued and outstanding Shares will result in an increase in the number of Shares that are available to be issued under the Plan pursuant to Subsection 5(a). Following the settlement, exercise, expiration, cancellation or other termination of any Share Unit Awards under the Plan (regardless of the form of payment in respect thereof), a number of Shares equal to the notional number of Shares underlying the Share Unit Awards so settled, exercised, expired, cancelled or terminated shall automatically become available for issuance in respect of Share Unit Awards that may subsequently be granted under the Plan.

6.	Terms and Conditions of Share Unit Awards

Each Share Unit Award granted under this Plan shall be subject to the terms and conditions of this Plan and evidenced by a Share Unit Award Agreement, which agreement shall comply with, and be subject to, the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Administrator, in its sole discretion, shall establish):

(a)

Number and Type of Share Unit Awards — The Administrator shall determine (in accordance with the provisions set forth in Section 4 of this Plan) the number of Share Unit Awards to be granted to each Grantee and shall designate such award as either a “RSU Award” or a “PSU Award”, as applicable, in the Share Unit Award Agreement relating thereto. Notwithstanding the foregoing, Share Unit Awards shall not be granted during a Black-Out Period.

(b)

PSU Award Payout Multiplier – The Board shall specify the criteria required to assess the performance of the Corporation during a Performance Period at the time that PSU Awards are granted (which criteria may vary for different grants of PSU Awards), including without limitation:

(a)	the Corporate Performance Measure(s);

(b)	the members of the Performance Group (if any); and

(c)	the calculation methodology used to determine the Payout Multiple based on the performance ranking of the Corporation.

Once a Performance Group (if any) has been determined for a particular Performance Period, it cannot be amended, provided that if during a Performance Period one of the entities comprising the Performance Group: (i) ceases to exist; (ii) ceases to be a publicly listed entity; or (iii) otherwise, in the opinion of the Board having regard to the principal purposes of the Plan, ceases to be an appropriate member of the Performance Group; it may be removed from the Performance Group by the Board.

(c)	Vesting Dates, Payment Dates and Adjustment of Share Unit Awards

(i)

RSU Awards – Subject to the remainder of this Section 6 (and subject to the Administrator’s determination, in its absolute and sole discretion, to establish a vesting schedule other than the vesting schedules identified below, provided that such alternative vesting schedule complies with the other terms and conditions of this Plan), the RSU Vesting Date for a particular RSU Award shall be as follows:

a)	as to one-third of the RSU Awards granted, on the first anniversary of the Grant Date;

b)	as to one-third of the RSU Awards granted, on the second anniversary of the Grant Date; and

c)	as to the remaining one-third of the RSU Awards granted, on the third anniversary of the Grant Date.

Subject to the remainder of this Section 6 and unless otherwise determined by the Administrator at the time of grant, the Payment Date for an RSU Award shall be as soon as practicable following the RSU Vesting Date, and in any event within 30 days of the RSU Vesting Date. Payment for a vested RSU Award shall be made by the Corporation to the Grantee on the corresponding Payment Date in accordance with Subsection 6(d) hereof.

(ii)

PSU Awards – Subject to the remainder of this Section 6 (and subject to the Administrator’s determination, in its absolute and sole discretion, to establish a vesting schedule other than the vesting schedules identified below, provided that such alternative vesting schedule complies with the other terms and conditions of this Plan), the PSU Vesting Date for a particular PSU Award shall be the date that is the later of:

a)	the date of completion of the Performance Period applicable to such PSU Award; and

b)	the third anniversary of the Grant Date of such PSU Award.

Subject to the remainder of this Section 6 and unless otherwise determined by the Administrator at the time of grant, the Payment Date for a PSU Award shall be as soon as practicable following the PSU Vesting Date, and in any event within 90 days of the PSU Vesting Date. Payment for a vested PSU Award shall be made by the Corporation to the Grantee on the corresponding Payment Date in accordance with Subsection 6(d) hereof.

(iii)	Adjustment of Share Unit Awards – Immediately prior to each Payment Date, the number of Shares notionally underlying a Share Unit Award shall be adjusted by multiplying such number by:

a)	the Leave Ratio applicable in respect of such Share Unit Award;

b)	the Adjustment Ratio applicable in respect of such Share Unit Award; and

c)	the Payout Multiplier applicable to such Share Unit Award, in the case of a PSU Award;

provided however, that:

d)

if a Grantee has been on a Leave of Absence at any time since the Grant Date in respect of such Share Unit Award, the Adjustment Ratio shall not be adjusted for any Dividends paid during the period of such Leave of Absence; and

e)

subject to any required approvals that may be required by the Exchange and notwithstanding any other provision of this Plan, the Board hereby reserves the right to make any additional adjustments to the number of Shares notionally underlying any Share Unit Award if, in the sole discretion of the Board, such adjustments are appropriate in the circumstances having regard to the principal purposes of the Plan and terms of the Share Unit Award.

(iv)

Final Payment Date – Notwithstanding any other provision of this Plan to the contrary, for greater certainty, no term or condition of a grant of Share Unit Awards hereunder or any Share Unit Award Agreement may have the effect of causing the payment or issuance of Shares pursuant to any RSU Award or PSU Award under the Plan to a Grantee in satisfaction of such Grantee’s RSU Awards or PSU Awards under the Plan (or any portion thereof) to occur after December 31st in the third (3rd) calendar year following the calendar year in respect of which such Share Unit Awards were granted (the “Expiry Date”).

(d)	Payment for Vested Share Unit Awards

(i)

The Corporation shall satisfy all amounts owing or payable to a Grantee in respect a Share Unit Award that has vested and become payable pursuant to this Plan by, at the option of the Board, in its sole discretion, any of the following methods or by a combination thereof: (i) paying to the Grantee, on the applicable Payment Date, an amount in cash equal to the Fair Market Value of the Shares notionally underlying such Share Unit Awards; or (ii) issuing to the Grantee on the Payment Date the number of fully paid and non assessable Shares notionally underlying such Share Unit Awards, in each case as adjusted in accordance with the relevant provisions set forth in Subsection 6(c) (the “Settlement Amount”), in consideration for the deemed surrender by the Grantee to the Corporation of such vested Share Unit Awards. On the applicable Payment Date, the Corporation shall cause a cash payment to be made to the Grantee (or as the Grantee may direct) or a certificate representing the Shares to be issued in the name of the Grantee (or as the Grantee may direct) as payment of the Settlement Amount and such Share Unit Awards in respect of which such payment or issuance has been made shall be deemed to be cancelled. The Corporation shall not be required to determine whether the payment method shall take the form of cash or Shares until the Payment Date, or some reasonable time prior thereto. A holder of a Share Unit Award shall not have any right to demand the form of payment in respect of the Settlement Amount, at any time. Notwithstanding any election by the Corporation to settle any Settlement Amount, or portion thereof, in cash or Shares, the Corporation reserves the right to change its election in respect thereof at any time up until payment is actually made, and the holder of such Share Unit Award shall not have the right, at any time to enforce settlement in any particular form of payment.

If the Board determines to issue Shares as payment for the Settlement Amount, the Shares shall be issued from treasury or, at the option of the Board, acquired on the Exchange, or a combination thereof.

(ii)

The Corporation (or other Affiliate) shall be entitled to withhold from the Settlement Amount (whether the Grantee receives cash or Shares as payment of the Settlement Amount) all amounts as may be required by law and in the manner contemplated by Section 8 hereof.

(iii)

In the event of a payment of Shares where the Grantee is due to receive a fractional numbers of Shares, subject to the discretion of the Administrator, the Corporation will round the Share payment to the nearest whole number of Shares.

(iv)

Notwithstanding any of the foregoing, if the Payment Date occurs during a Black-out Period applicable to the relevant Grantee, then the Payment Date shall not occur until the date that is the sixth business day after the expiry of the Black-out Period, unless such extension would cause the Payment Date to extend beyond the Expiry Date, in which case (A) the Payment Date shall remain on the Expiry Date, (B) the payment of the Settlement Amount shall be made by a cash payment and not Shares (and, for greater certainty, the Corporation shall not have any right to pay the Settlement Amount in whole or in part in Shares notwithstanding any other provision of this Plan or any Share Unit Award Agreement), and (C) the Fair Market Value utilized in determining the Settlement Amount in respect of such Payment Date shall be the lesser of the Fair Market Value determined based on: (i) the Trading Day immediately prior to the commencement of such Black-Out Period; and (ii) the Trading Day immediately prior to the Expiry Date.

(e)

Termination of Relationship as Service Provider – Unless otherwise determined by the Administrator (in its sole and absolute discretion) or unless otherwise provided in an Share Unit Award Agreement pertaining to a particular Share Unit Award or any written employment or consulting agreement governing a Grantee’s role as a Service Provider, the following provisions shall apply in the event that a Grantee ceases to be a Service Provider.

(i)

Termination for cause – If a Grantee ceases to be a Service Provider as a result of termination for cause, effective as of the Cessation Date, all outstanding Share Unit Awards and the Share Unit Award Agreements under which such Share Unit Awards have been granted to such Grantee shall be terminated, and all rights to receive cash or Share payments thereunder shall be forfeited by the Grantee, and the Grantee shall not be entitled to receive any compensation in lieu thereof thereafter.

(ii)

Termination not for cause – If a Grantee ceases to be a Service Provider as a result of being terminated other than a termination for cause, effective as of the date which is 90 days following the Cessation Date, and notwithstanding any other severance entitlements or entitlement to notice or compensation in lieu thereof, all outstanding Share Unit Awards and the Share Unit Award Agreements under which such Share Unit Awards have been granted to such Grantee shall be terminated, and all rights to receive cash or Share payments thereunder shall be forfeited by the Grantee, and the Grantee shall not be entitled to receive any compensation in lieu thereof thereafter.

(iii)

Voluntary Resignation – If a Grantee voluntarily ceases to be a Service Provider for any reason other than such Grantee’s death, effective as of the Cessation Date, all outstanding Share Unit Awards and Share Unit Award Agreements under which such Share Unit Awards have been granted to such Grantee shall be terminated, and all rights to receive cash or Share payments thereunder shall be forfeited by the Grantee, and the Grantee shall not be entitled to receive any compensation in lieu thereof thereafter.

(iv)

Death — If a Grantee ceases to be a Service Provider as a result of such Grantee’s death, the vesting date for all Share Unit Awards granted to such Grantee under any outstanding Share Unit Award Agreements shall be effective as of the Cessation Date, and the Payout Multiplier applicable to any PSU Awards held by the Grantee at the time of death shall be determined by the Administrator.

(f)

Effect of Certain Changes — In the event: (i) of any change in the Shares through subdivision, consolidation, reclassification, recapitalization or a similar transaction; (ii) that any rights are granted to Shareholders to purchase Shares at prices substantially below Fair Market Value; or (iii) that, as a result of any recapitalization, amalgamation, merger, arrangement or other transaction (including, without limitation, a change of the legal structure of the Corporation from a corporation to another form of legal entity), the Shares are converted into or exchangeable for any other securities; and such event does not constitute a transaction for the purposes of Section 7, then in any such case the Board may, subject to obtaining any required approvals that the Exchange may require, make such adjustments to the Plan, to any Share Unit Awards outstanding under the Plan, and to any Share Unit Award Agreements governing such outstanding Share Unit Awards, as the Board may, in its sole and absolute discretion, acting reasonably, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Grantees hereunder.

(g)

Change of Control – Notwithstanding Subsection 6(e)(i) or (ii) hereof, in the event of any Change of Control of the Corporation prior to the Payment Date or Payment Dates, and regardless of whether or not a Grantee is on a Leave of Absence if:

(i)

a Grantee is terminated without cause in connection with such Change of Control or within the six (6) months following a Change of Control, the Payment Date or Payment Dates for all Share Unit Awards held by the Grantee regardless of whether the vesting date has occurred, as applicable, shall be the Cessation Date and the Payout Multiplier applicable to any PSU Awards shall be determined by the Board, acting reasonably;

(ii)

within six (6) months following a Change of Control, the Grantee voluntarily resigns for an event or events which constitute Good Reason, the Payment Date or Payment Dates for all Share Unit Awards held by the Grantee regardless of whether the vesting date has occurred, as applicable, shall be the Cessation Date and the Payout Multiplier applicable to any PSU Awards shall be determined by the Board, acting reasonably.

7.	Business Combination and Certain Adjustments

Subject to Subsection 6(g), if the Corporation enters into any transaction or series of transactions, whereby the Corporation or all or substantially all of the Shares of the Corporation or all or substantially all of the Corporation’s property or assets become the property of any other trust, body corporate, partnership or other person (a “Continuing Entity”) whether by way of take-over bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, then prior to or contemporaneously with the consummation of such transaction(s) the Corporation and the Continuing Entity shall execute such instruments and do such things as are necessary to establish that upon the consummation of such transaction(s) the Continuing Entity will have assumed all the covenants and obligations of the Corporation under this Plan and the Share Unit Awards and Share Unit Award Agreements outstanding on consummation of such transaction(s) in a manner that substantially preserves and does not impair the rights of the Grantees thereunder in any material respect (including the ability to receive shares, securities or other property of the Continuing Entity on the Payment Date(s) applicable to such Share Unit Awards and adjusted appropriately to give effect to such transaction(s) and which shares, securities or other property of the Continuing Entity the Grantee shall accept in lieu of cash or Shares), and subject to compliance with this Section 7, any such Continuing Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Corporation under this Plan and such Share Unit Award Agreements with the same effect as though the Continuing Entity had been named as the Corporation herein and therein and thereafter, the Corporation shall be relieved of all obligations and covenants under this Plan and such Share Unit Award Agreements and the obligation of the Corporation to the Grantees in respect of the Share Unit Awards shall terminate and be at an end and the Grantees shall cease to have any further rights in respect thereof.

8.	Taxes

The Corporation shall have the power and the right to deduct or withhold, or require (as a condition of vesting or payment) a Grantee to remit to the Corporation, the required amount to satisfy, in whole or in part, federal, provincial, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, including the grant or vesting of Share Unit Awards granted under this Plan. With respect to required withholding, the Corporation shall have the irrevocable right to (and the Grantee consents to): (i) the Corporation setting off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Corporation to such Grantee (whether arising pursuant to the Grantee’s relationship as an officer or employee of the Corporation or as a result of the Grantee providing services on an ongoing basis to the Corporation or otherwise), or may make such other arrangements as are satisfactory to the Grantee and the Corporation; and/or (ii) where the Corporation has elected to issue Shares to the Grantee, withhold from the Shares otherwise due to the Grantee such number of Shares as the Corporation determines are required to be sold by the Corporation, as trustee, to satisfy the total withholding tax obligation (net of selling costs), and the Grantee consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Shares and acknowledges and agrees that the Corporation does not accept responsibility for the price obtained on the sale of such Shares. Any reference in this Plan to a payment of cash or Shares is expressly subject to this Section 8.

Grantees (or their beneficiaries) shall be responsible for all taxes with respect to any Share Unit Awards outstanding under this Plan, whether arising as a result of the grant or vesting of Share Unit Awards or otherwise. The Corporation and the Administrator make no guarantees to any person regarding the tax treatment of a Share Unit Award or payments made under this Plan and none of the Corporation or any of its directors, officers, employees or representatives shall have any liability to a Grantee with respect thereto.

9.	Non-Transferability

Subject to Subsection 6(e)(iv), the right to receive Shares pursuant to a Share Unit Award granted to a Grantee is personal to such Grantee and is non-transferable and non-assignable. Unless otherwise permitted by this Plan, no assignment, sale, transfer, pledge or charge of a Share Unit Award, whether voluntary, involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), vests any interest or right in such Share Unit Award whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge a Share Unit Award, such Share Unit Award shall terminate and be of no further force or effect.

10.	Amendment and Termination of Plan

(a)

Subject to Subsections 10(b) and (c), the Corporation retains the right by resolution of the Board, at any time and from time to time, without the approval of the Shareholders or any other voting securities of the Corporation, to suspend, discontinue or amend the Plan or a Share Unit Award made thereunder.

(b)

Notwithstanding Subsection 10(a), the Board may not, without the approval of the Shareholders to be received in such manner as may be required by the policies of the Exchange, amend the Plan or a Share Unit Award to:

(i)	increase the percentage of the issued and outstanding Shares that are available to be issued pursuant to granted and outstanding Share Unit Awards at any time pursuant to Subsection 5(a);

(ii)	increase the number of Shares that may be issued to Insiders of the Corporation above the restrictions contained in Subsections 5(b) and 5(c);

(iii)	permit Non-Management Directors to be Service Providers or in any other way permit Non-Management Directors to become eligible to receive Share Unit Awards under the Plan;

(iv)	extend the Expiry Date of any Share Unit Award granted under the Plan;

(v)	permit the transfer or assignment of Share Unit Awards, except in the case of death of a Grantee; or

(vi)	make any amendments to this Section 10.

(c)

Notwithstanding Subsection 10(a), unless a holder of Share Unit Awards otherwise agrees, the Board may not suspend, discontinue or amend the Plan or amend any outstanding Share Unit Awards in a manner that would adversely alter or impair any Share Unit Award previously granted to a Grantee under the Plan, and any such suspension, discontinuance or amendment of the Plan or amendment to a Share Unit Award shall apply only in respect of Share Unit Awards granted on or after the date of such suspension, discontinuance or amendment. No suspension, discontinuance or amendment of the Plan or amendment of a Share Unit Award may contravene the requirements of the Exchange or any securities commission or regulatory body to which the Plan, the Share Unit Award or the Corporation is now or may hereafter be subject.

11.	Miscellaneous

(a)	Effect of Headings — The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(b)

Non-Exclusivity – Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Service Provider, subject to any required regulatory, Exchange or Shareholder approval.

(c)

Unfunded Plan – To the extent any individual holds any rights under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Corporation, unless otherwise determined by the Board.

(d)

Compliance with Legal Requirements – The Corporation may, in its sole discretion, postpone the issuance or delivery of any Shares that it elects to issue as payment for any Share Unit Awards as the Board may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of a cash payment or Shares in compliance with applicable laws, rules and regulations. The Corporation shall not be required to qualify for resale pursuant to a prospectus or similar document any Shares awarded under the Plan, provided that, if required, the Corporation shall notify the Exchange and any other appropriate regulatory bodies in Canada of the existence of the Plan and the granting of Share Unit Awards hereunder in accordance with any such requirements.

(e)

No Right to Continued Employment — Nothing in this Plan or in any Share Unit Award Agreement entered into pursuant hereto shall: (i) confer upon any Grantee the right to continue in the employ or service of the Corporation or any Affiliate or the right to be entitled to any remuneration or benefits not set forth in this Plan or a Share Unit Award Agreement; or (ii) interfere with or limit in any way the right of the Corporation or any Affiliate to terminate the Grantee’s employment or service arrangement with the Corporation or any Affiliate.

(f)

No Rights as a Shareholder — Until Shares have actually been issued in accordance with the terms of this Plan, the Grantee to whom a Share Unit Award has been made shall not possess any incidents of ownership of such Shares including, for greater certainty and without limitation, the right to receive Dividends on such Shares and the right to exercise voting rights in respect of such Shares. Such Grantee shall only be considered a Shareholder in respect of such Shares when such issuance has been entered on the records of the duly authorized transfer agent of the Corporation.

(g)	No Liability – The Corporation shall not be liable to any Grantee for any loss resulting from a decline in the market value of any Shares.

(h)	Expenses – Other than pursuant to Section 8, all expenses in connection with the Plan shall be borne by the Corporation.

(i)

Grantee Information – Each Grantee shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer the Plan. Each Grantee acknowledges that information required by the Corporation in order to administer the Plan may be disclosed to the Board or its appointed administrator and other third parties in connection with the administration of the Plan. Each Grantee consents to such disclosure and authorizes the Corporation to make such disclosure on the Grantee’s behalf.

12.	Governing Law

This Plan shall be governed by and construed in accordance with the laws in force in the Province of Alberta.

13.	Invalidity

If any provision of this Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

14.	Effective Date

This Plan is effective as of September 24, 2009, except for the amendments to this Plan made as of January 1, 2011, March 6, 2014, March 11, 2015, March 9, 2016, June 26, 2017 and July 30, 2020 which are effective as of such dates.